Exhibit (c)(iv)

Project Barefoot

Presentation to the Special Committee of Board of Directors – Valuation Discussion

STRICTLY PRIVATE & CONFIDENTIAL

February 1, 2006

Table of contents

1	Executive Summary	4

2	Financial Overview of Barefoot	10

3	Factors Affecting Barefoot’s Business	18

4	Barefoot Trading Analysis	23

5	Barefoot Valuation Analysis	31

Appendix

A	Selected Publicly-Traded Comparable Companies

Disclaimer

This presentation was prepared by LaSalle Corporate Finance (“LCF”) exclusively for the benefit and internal use of Barefoot (the “Company”) in order to indicate, on a preliminary basis, the feasibility of a possible transaction or transactions. This presentation is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by LCF. The presentation is proprietary to LCF and may not be disclosed to any third party or used for any other purpose without the prior written consent of LCF.

The information in this presentation is based upon management draft proforma forecasts and reflects prevailing conditions and our views as of this date, which are accordingly subject to change. In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of the Company or which was otherwise reviewed by us. In addition, our analyses are not and do not purport to be appraisals of the assets, stock or business of the Company. Even when this presentation contains a kind of appraisal, it should be considered preliminary, suitable only for the purpose described herein and not be disclosed or otherwise used without the prior written consent of LCF. The information in this presentation does not take into account the effects of a possible transaction or transactions involving an actual or potential change of control, which may have significant valuation and other effects.

2

Background

•	We are pleased to have the opportunity to present to Barefoot’s Special Committee additional insight into the formulation of Mr. Black’s proposed offer

•	To assist Mr. Black, and his management team, in determining the appropriate price per share we have taken a number of steps to familiarize ourselves with the business and operations of Barefoot. Further, we have reviewed and analyzed Barefoot’s historical financial statements and pro forma projections

•	Following our initial briefing to the Special Committee on January 5, 2006, LaSalle Corporate Finance met with Barefoot’s COO and members of the finance team and reviewed internal documents to gain further insight to the business and potential factors affecting the value of Barefoot’s business

•	We further conducted a number of financial analyses; the steps are described herein

3

1 Executive Summary

4

Executive Summary

Transaction Background

•	On December 5, 2005, Mr. Monte Black, Chairman and Founder of Barefoot formally engaged LaSalle Corporate Finance as advisor

•	On December 30, 2005, Mr. Black indicated to the Board of Directors his intent to acquire all of the outstanding publicly held shares at $2.40 per share

•	The Board of Directors formed a Special Committee for the purpose of evaluating the offer

•	On January 5, 2006, LaSalle Corporate Finance presented to the Special Committee the basis for Mr. Black’s valuation

•	Today, we are presenting additional information to the Special Committee and its advisors as to why Mr. Black and his advisors believe that the consideration proposed is fair to the public shareholders of Barefoot from a financial point of view

•	The Special Committee has interviewed an independent legal representative and has made a selection and is currently negotiating an engagement letter

5

Executive Summary

Other Considerations

•	Founder with approximately 55% ownership; no desire to sell his shares

•	We believe the founder and CEO is essential to the continued success of the business

•	Low equity float with very little liquidity

•	Company does not derive the benefits of public ownership, but has the expenses of a public company which are relatively high as a percentage of revenue and earnings

•	Sarbanes Oxley and other public company expenses

•	No analyst coverage

•	Tax considerations given other potential structures

6

Executive Summary

Analysis of Proposal

•	LaSalle Corporate Finance (“LCF”) analyzed whether the consideration to be paid by Mr. Black to the Barefoot shareholders is reasonable from a financial point of view

•	LaSalle Corporate Finance used the following methodologies in its analysis:

•	Comparable public company analysis

•	Comparable transactions analysis

•	Discounted cash flow analysis

•	Leveraged buyout analysis

•	Further, LCF analyzed the factors affecting Barefoot’s business and potential impact on value

7

Public Market Analysis

Market Value and Trading Multiples

(Dollars in Millions, Except Per Share Date)

Market Value and Capitalization

Price per Share @ 1/31/06	$1.86
52 Week High	2.87
52 Week Low	1.70
Ordinary Shares Outstanding (1)	10.7
Market Value (2)	$19.9
Plus: Net Debt (3)	16.6

Market Capitalization	$36.5

Trading Multiples

	Market Capitalization as a Multiple of: (4)						Price as a Multiple of:
Year Ending June 30,	Sales		EBITDA		EBIT		Net Income
2005	0.4	x	3.9	x	24.4	x	43.0	x
LTM	0.4		3.9		21.7		22.1	x
2006P	0.4		3.2		9.9		13.5	x
2007P	0.3		3.0		8.4		9.9	x

	Financial Results:(4)
	Sales		EBITDA		EBIT		EPS
2005	$93.3		$9.3		$1.5		$0.04
LTM	95.8		9.4		1.7		$0.08
2006P	102.1		11.6		3.7		$0.14
2007P	105.8		12.2		4.3		$0.19

(1)	Shares outstanding as of September 30, 2005. Does not include options outstanding

(2)	Based on the closing share price of $1.86, as of January 31, 2006

(3)	Net debt as of September 30, 2005

(4)	2005 and LTM ending September 30, 2005, based on actual results; 2006P and 2007P based on management projections

8

Public Market Analysis

Barefoot Valuation Matrix

(Dollars in Millions, Except Per Share Date)

Price per Share	Premium to Current Price (1)	Equity Value (2)	Enterprise Value (3)	Enterprise Value as a Multiple of LTM (4)						Enterprise Value as a Multiple of 2006P (5)						Price as a Multiple of Net Income (4) (5)
				Sales		EBITDA		EBIT		Sales		EBITDA		EBIT		LTM		2006P
$1.50	-19.4%	$16.7	$33.3	0.35	x	3.6	x	19.8	x	0.33	x	2.9	x	9.0	x	18.4	x	11.2	x
1.60	-14.0%	17.8	34.4	0.36		3.7		20.4		0.34		3.0		9.3		19.6		11.9
1.70	-8.6%	18.9	35.5	0.37		3.8		21.1		0.35		3.1		9.6		20.9		12.6
1.80	-3.2%	20.0	36.6	0.38		3.9		21.8		0.36		3.2		9.9		22.1		13.4
1.90	2.2%	21.2	37.7	0.39		4.0		22.4		0.37		3.3		10.2		23.3		14.1
2.00	7.5%	22.3	38.8	0.41		4.2		23.1		0.38		3.4		10.5		24.6		14.9
2.10	12.9%	23.4	39.9	0.42		4.3		23.8		0.39		3.5		10.8		25.8		15.6
2.20	18.3%	24.5	41.1	0.43		4.4		24.4		0.40		3.6		11.1		27.0		16.4
2.30	23.7%	25.6	42.2	0.44		4.5		25.1		0.41		3.7		11.4		28.2		17.1
2.40	29.0%	26.7	43.3	0.45		4.6		25.7		0.42		3.7		11.7		29.5		17.8
2.50	34.4%	27.8	44.4	0.46		4.7		26.4		0.43		3.8		12.0		30.7		18.6
2.60	39.8%	29.0	45.5	0.48		4.9		27.1		0.45		3.9		12.3		31.9		19.3
2.70	45.2%	30.1	46.6	0.49		5.0		27.7		0.46		4.0		12.6		33.2		20.1
2.80	50.5%	31.2	47.7	0.50		5.1		28.4		0.47		4.1		12.9		34.4		20.8
2.90	55.9%	32.3	48.9	0.51		5.2		29.1		0.48		4.2		13.2		35.6		21.6
3.00	61.3%	33.4	50.0	0.52		5.3		29.7		0.49		4.3		13.5		36.8		22.3
3.10	66.7%	34.5	51.1	0.53		5.5		30.4		0.50		4.4		13.8		38.1		23.0
3.20	72.0%	35.6	52.2	0.55		5.6		31.0		0.51		4.5		14.1		39.3		23.8
3.30	77.4%	36.8	53.3	0.56		5.7		31.7		0.52		4.6		14.4		40.5		24.5
3.40	82.8%	37.9	54.4	0.57		5.8		32.4		0.53		4.7		14.7		41.7		25.3
3.50	88.2%	39.0	55.5	0.58		5.9		33.0		0.54		4.8		15.0		43.0		26.0

(1)	Based on Barefoot stock price of $1.86 as of January 31, 2006

(2)	Based on 11.1 million fully-diluted shares outstanding as of January 31, 2006

(3)	Equity value plus net debt of $16.6 million, as of September 30, 2005

(4)	LTM as of September 30, 2005

(5)	Pro forma projections developed by management and submitted on October 18, 2005

9

2 Financial Overview of Barefoot

10

EBIT versus EBITDA

•	EBIT vs. EBITDA: Both profitability measures are proxies for cash flow from operations, before taking into account the capital structure (debt to equity ratios) and corporate structures affecting levels of taxation

•	EBITDA takes EBIT one step further: by adding back the amount of the capital charge related to fixed assets (depreciation) and the charge for intangible assets (amortization)

•	In doing so, one is attempting to reflect the cash flow from operations on a pre-investment decision basis

•	When attempting to apply Enterprise Value (“EV”)/EBITDA multiples to a cross-section of comparable companies, you are making an assumption that the pre-investment decision in capital expenditures is the same for all companies

•	In other words, the business model is identical and the same amount of capital expense is required to run the operations

•	In Barefoot’s case, the Company is required to spend 8% of its revenue (or nearly 3x) as compared to 3% of revenue its comparable public companies

•	As a result, the best measure to view Barefoot’s level of cash flow from operations on an equivalent basis with the comparable companies is compare EV/EBIT ratios, versus the traditional method of focusing on EV/EBITDA

11

Financial Overview of Barefoot

Historical and Projected Financial Performance

(Dollars in Thousands, Except Per Share Date)

	Historical Years Ending June 30,				LTM ending September 30, 2005	Projected Years Ending June 30, (1)
	2002	2003	2004	2005		2006	2007	2008	2009	2010
Net Sales	$90,878	$102,821	$89,125	$93,298	$95,759	$102,114	$105,760	$109,774	$114,206	$118,877
Costs of Goods Sold	58,533	69,116	62,992	67,215	69,347	73,400	75,121	77,711	80,556	83,544
Gross Profit	32,345	33,705	26,133	26,083	26,412	28,714	30,639	32,063	33,650	35,333
Gross Margin %	35.6%	32.8%	29.3%	28.0%	27.6%	28.1%	29.0%	29.2%	29.5%	29.7%
Expenses:
Selling, general & Administrative expenses	16,608	18,453	17,119	16,735	17,057	17,163	18,443	19,738	21,071	22,444
EBITDA	15,737	15,252	9,014	9,348	9,355	11,551	12,196	12,325	12,579	12,889
Less:
Depreciation & Amortization	10,027	10,177	8,780	7,853	7,674	7,854	7,854	7,854	7,854	7,854
EBIT	5,710	5,075	234	1,495	1,681	3,697	4,342	4,471	4,725	5,035
Other income	—	—	—	(186)	(819)	—	—	—	—	—
Interest expense, net	2,582	1,892	1,129	1,076	1,101	1,200	927	574	202	—
Income (loss) Before Tax	3,128	3,183	(895)	605	1,399	2,497	3,415	3,897	4,523	5,035
Provision (benefit) for income taxes	1,172	1,164	(232)	138	366	999	1,366	1,558	1,809	2,014
Income from continued operations before loss in affiliate	1,956	2,019	(663)	467	1,033	1,498	2,049	2,339	2,714	3,021
Equity loss of affiliate	(406)	(7,231)	—	—	—	—	—	—	—	—
Income from continuing operations	$1,550	$(5,212)	$(663)	$467	$1,033	$1,498	$2,049	$2,339	$2,714	$3,021
Income from discontinued operations	1,213	446	—	—	—	—	—	—	—	—
Cumulative effect of change in accounting	—	(2,845)	—	—	—	—	—	—	—	—
Reported Net income (loss)	$2,763	$(7,611)	$(663)	$467	$1,033	$1,498	$2,049	$2,339	$2,714	$3,021
Earnings per share, diluted	$0.25	$(0.70)	$(0.06)	$0.04	$0.08	$0.14	$0.19	$0.21	$0.24	$0.27
Diluted Weighted Average Share Outstanding	10,942	10,940	10,838	10,786	10,765	10,847	10,947	11,047	11,147	11,247

Barefoot’s level of profitability in 2002 is not achieved during the forecast period – mainly as a result of gross margins

(1)	Projections as provided by Barefoot management as of October 18, 2005

12

Financial Overview of Barefoot

Summary of Historical and Projected Financial Performance (1)

(Dollars in Millions, Except Per Share Date)

Barefoot’s revenue and earnings (at all reporting lines) have been recovering from 2004 forward…

…however, not restored to the levels reached in 2002

(1)	Historical and Projected results have a Fiscal year ending June 30; 2006P based on management projections

13

Financial Overview of Barefoot

Management Projections - Summary Financial Performance (1)

(Dollars in Millions, Except Per Share Date)

Barefoot’s projections (2006 to 2010) show a return of revenue growth and the maintenance of EBIT margins reflecting an 18% increase in EPS over the period

(1)	Projected results have a Fiscal year ending June 30; projections based on management projections

14

3 Factors Affecting Barefoot’s Business

15

Factors Affecting Barefoot’s Operations

•	There are a number of factors affecting Barefoot’s business that an investor should take into account when considering the value of the stock:

•	Revenue Generation

•	Competitive Forces

•	Reliance on the Founder

•	Industries Served

•	Customer Concentration

•	High Capital Requirements

16

Revenue Generation and Forecast Predictability

•	Barefoot has had difficulty in managing forecasts

•	The Company has rarely achieved earnings estimates; as the business is very much driven by discrete projects (scheduled and unscheduled)

•	It is difficult to measure the actual profitability of individual projects because that would require real-time accounting and allocating fixed costs over a number of projects

•	Most service orders from Barefoot’s customers are received on a job-by-job basis versus long-term contracts

•	Since most of Barefoot’s revenue is concentrated in its industrial cleaning and facility maintenance services, significant downturns or downsizing in certain industries and/or by large customers have had and continue to have an adverse effect on the Company’s revenue stream

•	Other key risks to Barefoot’s revenue include:

•	Customer budgetary constraints

•	Customers often turn to lower, smaller businesses with different return requirements

•	Barefoot’s growth strategy of cross-selling to customers could be constrained

•	Timing and duration of customers’ planned maintenance activities

•	Customers reduce frequency of outsourcing cleaning and maintenance services to Barefoot by bringing part or all provided services in-house

•	Changes in competitors’ pricing policies

•	Barefoot must compete with cost-efficient local businesses, despite offering greater value add

•	Larger competitors may have more financial flexibility to wage a pricing war

17

Competitive Forces

•	Each of the industries in which the Company competes or will likely compete is served by one or more of the larger national or regional industrial services companies, as well as numerous local competitors of various sizes and resources

•	The Company’s business and growth strategies depend in large part on a continuing trend toward customers outsourcing industrial services

•	Labor unions representing employees of certain customers have generally opposed the outsourcing trend and sought to direct to union employees those services provided by Barefoot

•	With slow-downs in manufacturing, Barefoot’s customers will often redeploy their employees towards activities that are otherwise provided by Barefoot

•	Barefoot’s industrial cleaning and facility support services are labor intensive, incurring substantial expenses for recruiting and training employees

•	The inability to contain turnover leads to increased training expenses, more difficult quality control, and incremental workers compensation due to the shorter tenure of workers

•	Periods of low unemployment could cause wage pressures for Barefoot, potentially hindering the Company’s ability to compete against lower cost competitors

•	Additionally the ability to pass on these labor cost has been negligible

18

Founder’s Business Involvement

•	Monte R. Black, the founder of Barefoot and current Chairman/CEO, maintains a controlling stake in the Barefoot. Through his majority ownership of the company, Mr. Black:

•	Exercises control over all company affairs

•	Mr. Black is heavily involved in the day-to-day operations of Barefoot and all major strategic decisions

•	Mr. Black is essential to the continued success of the business

•	In addition, the management is relativity new to the business and industry, and as a result highly reliant on Mr. Black’s involvement

19

Industries Served

•	The U.S. manufacturing industry has been contracting and remains under pressure from low-cost competition (mainly Asia and Mexico)

•	Over 33% of Barefoot’s revenue is in the troubled automotive and steel industries both of which face heavy competition and are highly cyclical industries

•	Barefoot operates in a highly cyclical industry with large sales concentrations to the automotive (17.0%), manufacturing (21.6%) and steel (17.3%) industries

20

Customer Concentration

•	Recent trouble in the automotive industry could have negative implications for Barefoot in the future

•	The company counts Ford Motor Company as its second largest industrial water customer with $638K of sales for 2005

•	Barefoot has approximately 43% of sales with its top ten customers

•	The loss of anyone of these customers would significantly impact Barefoot’s profitability

•	One of Barefoot’s largest EBITDA contributors is the Container Management Group, which is highly dependent on the automotive industry and serves two major customers

21

Capital Expenditures

Total Assets Deployed (1)

Current Assets	$21.2
Gross Fixed Assets	$99.4
Accumulated Depreciation	($69.1)

Net Fixed Assets	$30.3
Other	12.3

Total Assets	$63.7

Returns (2)

Return on Assets	1.62%
Return on Equity	2.84%

(1)	Total assets deployed based on September 30, 2005 10Q

(2)	Source: Bloomberg

22

4 Barefoot Trading Analysis

23

Public Market Analysis

Market Value and Trading Multiples

(Dollars in Millions, Except Per Share Date)

Market Value and Capitalization

Price per Share @ 1/31/06	$1.86
52 Week High	2.87
52 Week Low	1.70
Ordinary Shares Outstanding (1)	10.7
Market Value (2)	$19.9
Plus: Net Debt (3)	16.6

Market Capitalization	$36.5

Trading Multiples

Year Ending June 30,	Market Capitalization as a Multiple of: (4)						Price as a Multiple of:
	Sales		EBITDA		EBIT		Net Income
2005	0.4	x	3.9	x	24.4	x	43.0	x
LTM	0.4		3.9		21.7		22.1	x
2006P	0.4		3.2		9.9		13.5	x
2007P	0.3		3.0		8.4		9.9	x

	Financial Results: (4)
	Sales		EBITDA		EBIT		EPS
2005	$93.3		$9.3		$1.5		$0.04
LTM	95.8		9.4		1.7		$0.08
2006P	102.1		11.6		3.7		$0.14
2007P	105.8		12.2		4.3		$0.19

(1)	Shares outstanding as of September 30, 2005. Does not include options outstanding

(2)	Based on the closing share price of $1.86, as of January 31, 2006

(3)	Net debt as of September 30, 2005

(4)	2005 and LTM ending September 30, 2005, based on actual results; 2006P and 2007P based on management projections

24

Public Market Analysis

Barefoot Valuation Matrix

(Dollars in Millions, Except Per Share Date)

Price per Share	Premium to Current Price (1)	Equity Value (2)	Enterprise Value (3)	Enterprise Value as a Multiple of LTM (4)						Enterprise Value as a Multiple of 2006P (5)						Price as a Multiple of Net Income (4)(5)
				Sales		EBITDA		EBIT		Sales		EBITDA		EBIT		LTM		2006P
$1.50	-19.4%	$16.7	$33.3	0.35	x	3.6	x	19.8	x	0.33	x	2.9	x	9.0	x	18.4	x	11.2	x
1.60	-14.0%	17.8	34.4	0.36		3.7		20.4		0.34		3.0		9.3		19.6		11.9
1.70	-8.6%	18.9	35.5	0.37		3.8		21.1		0.35		3.1		9.6		20.9		12.6
1.80	-3.2%	20.0	36.6	0.38		3.9		21.8		0.36		3.2		9.9		22.1		13.4
1.90	2.2%	21.2	37.7	0.39		4.0		22.4		0.37		3.3		10.2		23.3		14.1
2.00	7.5%	22.3	38.8	0.41		4.2		23.1		0.38		3.4		10.5		24.6		14.9
2.10	12.9%	23.4	39.9	0.42		4.3		23.8		0.39		3.5		10.8		25.8		15.6
2.20	18.3%	24.5	41.1	0.43		4.4		24.4		0.40		3.6		11.1		27.0		16.4
2.30	23.7%	25.6	42.2	0.44		4.5		25.1		0.41		3.7		11.4		28.2		17.1
2.40	29.0%	26.7	43.3	0.45		4.6		25.7		0.42		3.7		11.7		29.5		17.8
2.50	34.4%	27.8	44.4	0.46		4.7		26.4		0.43		3.8		12.0		30.7		18.6
2.60	39.8%	29.0	45.5	0.48		4.9		27.1		0.45		3.9		12.3		31.9		19.3
2.70	45.2%	30.1	46.6	0.49		5.0		27.7		0.46		4.0		12.6		33.2		20.1
2.80	50.5%	31.2	47.7	0.50		5.1		28.4		0.47		4.1		12.9		34.4		20.8
2.90	55.9%	32.3	48.9	0.51		5.2		29.1		0.48		4.2		13.2		35.6		21.6
3.00	61.3%	33.4	50.0	0.52		5.3		29.7		0.49		4.3		13.5		36.8		22.3
3.10	66.7%	34.5	51.1	0.53		5.5		30.4		0.50		4.4		13.8		38.1		23.0
3.20	72.0%	35.6	52.2	0.55		5.6		31.0		0.51		4.5		14.1		39.3		23.8
3.30	77.4%	36.8	53.3	0.56		5.7		31.7		0.52		4.6		14.4		40.5		24.5
3.40	82.8%	37.9	54.4	0.57		5.8		32.4		0.53		4.7		14.7		41.7		25.3
3.50	88.2%	39.0	55.5	0.58		5.9		33.0		0.54		4.8		15.0		43.0		26.0

(1)	Based on Barefoot stock price of $1.86 as of January 31, 2006

(2)	Based on 11.1 million fully-diluted shares outstanding as of January 31, 2006

(3)	Equity value plus net debt of $16.6 million, as of September 30, 2005

(4)	LTM as of September 30, 2005

(5)	Pro forma projections developed by management and submitted on October 18, 2005

25

Public Market Analysis

Shareholder Profile

The Company’s insiders hold ~ 55% of the equity, Institutional ownership is ~ 15%, and the other public float is ~ 30%.

Ownership Breakdown

	Common Shares Outstanding	%	Options Outstanding	%	Total	%
Insider Ownership(1)
Monte R. Black	5,764,814	53.80%	135,000	32.07%	5,899,814	52.97%
Pete A. Klisares	2,000	0.02%	14,000	3.33%	16,000	0.14%
Luke Feck	2,000	0.02%	9,000	2.14%	11,000	0.10%
Timothy Walsh	1,500	0.01%	14,000	3.33%	15,500	0.14%
James Mock	1,000	0.01%	206,000	48.93%	207,000	1.86%
Alfred Friedman	—	0.00%	13,000	3.09%	13,000	0.12%
Robert A. Valentine	—	0.00%	30,000	7.13%	30,000	0.27%

Total Insider Ownership	5,771,314	53.86%	421,000	100.00%	6,192,314	55.60%
Institutional Ownership(2)
Tontine Financial Partners LP	807,500	7.54%	—	0.00%	807,500	7.25%
Allegiant Asset Management Advisors, Inc.	547,840	5.11%	—	0.00%	547,840	4.92%
Vanguard Group, Inc.	117,820	1.10%	—	0.00%	117,820	1.06%
CALPERS	66,000	0.62%	—	0.00%	66,000	0.59%
Northern Trust Global Investments	16,892	0.16%	—	0.00%	16,892	0.15%
Dimensional Fund Advisors, Inc.	12,900	0.12%	—	0.00%	12,900	0.12%
Barclays Global Investors	7,805	0.07%	—	0.00%	7,805	0.07%
Merrill Lynch Investment Managers, Inc.	800	0.01%	—	0.00%	800	0.01%

Total Institutional Ownership	1,577,557	14.72%	—	0.00%	1,577,557	14.16%
Other Public Float	3,367,336	31.42%	—	0.00%	3,367,336	30.24%

Fully-diluted Shares Outstanding(3)	10,716,207	100.00%	421,000	100.00%	11,137,207	100.00%

(1)	Source: Proxy dated 10/05; includes current common shares and all options outstanding at 10/05.

(2)	Source: Bloomberg 1/06; Proxy 10/05.

(3)	Shares outstanding at 10/05 and all options outstanding at 10/05.

26

Public Market Analysis

Closing Stock Price Performance – Last Twelve Months

1 year High (9/08/05):	$2.87
1 Year Low (5/03/05):	$1.58
200 Day moving average:	$2.00
50 Day moving average:	$2.00

27

Public Market Analysis

Closing Stock Price Performance – Last Three Years

3 year High (9/08/05):	$2.87
3 Year Low (5/03/05):	$1.58
200 Day moving average:	$2.00
50 Day moving average:	$2.00

28

Public Market Analysis

Indexed Stock Price Performance – Last Twelve Months

Relative to the S&P 500 and our comparable index, Barefoot’s equity has underperformed over the last twelve months

(1)	Composite includes: ABM Industries, Inc. (ABM), BB Holdings Ltd. (BBHL), FirstService Corporation (FSRV), Healthcare Services Group, Inc. (HCSG) and ServiceMaster Company (SVM)

29

Public Market Analysis

Trading Analysis – Last Twelve Months

Although there has been ~40% of volume traded at $2.40 and above, all of that volume can be attributable to the speculative buying last September…

30

5 Barefoot Valuation Analysis

31

Valuation Analysis of Barefoot

Summary of Valuation Methodologies

32

Valuation Analysis of Barefoot

Selected Public Comparable Analysis – Management Estimates (1)

Utilizing the median of each valuation metric in our set of comparable public companies we have derived an average per share price for Bearfoot

	Enterprise Value to LTM:
Company	Net Income		EBIT		EBITDA		Revenue
Avalon Holdings Corporation	22.9		NM		10.2		0.30
Industrial Services of America, Inc.	9.1		5.5		3.2		0.10
PDG Environmental, Inc.	14.6		9.6		8.0		0.54
Perma-Fix Environmental Services, Inc.	48.7		17.2		9.1		0.97
Mean(1)	23.8	x	10.7	x	9.1	x	0.60	x
Median	18.7		9.6		8.5		0.42

	Net Income		EBIT		EBITDA		Rev		Mean
Median Multiple	18.7	x	9.6	x	8.5	x	0.4	x
Barefoot LTM 9/30/05	$0.4		$1.7		$9.4		$95.8
Enterprise Value	$7.9		$16.1		$79.5		$40.2		$36.0
Less: Net Debt	(16.6)		(16.6)		(16.6)		(16.6)		(16.6)
Total Equity Value	NM		NM		$62.9		$23.6		$19.4

Price Per Share	NM		NM		$5.65		$2.12		$1.74

(1)	Based on closing stock price as of January 25, 2006; Based on traded values as a multiple of LTM ended September 30, 2005; Outliers have been excluded from the mean

33

Valuation Analysis of Barefoot

Selected Public Comparable Analysis – Management Estimates (1)

	Market Capitalization	LTM Profitability Margins		5-Year Growth Rates
Company		EBIT	EBITDA	Revenue	EBIT	Net Income
Avalon Holdings Corporation	$17.0	0.0%	2.9%	-18.0%	NM	NM
Industrial Services of America, Inc.	$14.1	1.8%	3.1%	12.5%	32.4%	43.1%
PDG Environmental, Inc.	$31.0	5.6%	6.7%	16.2%	29.8%	34.5%
Perma-Fix Environmental Services, Inc.	$73.4	5.6%	10.7%	12.4%	19.5%	NM
Mean(1)		3.3%	5.8%	5.8%	27.2%	38.8%
Median		3.7%	4.9%	12.4%	29.8%	38.8%
Project Barefoot (2)	$25.7	1.7%	9.7%	NM	NM	NM

Although Barefoot’s EBITDA margin is higher than the comparable companies, it depreciation and capital requirements are higher

	Enterprise Value to LTM:
Company	Net Income		EBIT		EBITDA		Revenue
Avalon Holdings Corporation	22.9		NM		10.2		0.30
Industrial Services of America, Inc.	9.1		5.5		3.2		0.10
PDG Environmental, Inc.	14.6		9.6		8.0		0.54
Perma-Fix Environmental Services, Inc.	48.7		17.2		9.1		0.97
Mean(1)	23.8	x	10.7	x	9.1	x	0.60	x
Median	18.7		9.6		8.5		0.42
Project Barefoot (2)	68.9	x	25.6	x	4.5	x	0.44	x

(1)	Based on closing stock price as of January 25, 2006; Based on traded values as a multiple of LTM ended September 30, 2005; Outliers have been excluded from the mean

(2)	Barefoot’s market capitalization and enterprise value is based on a $2.40 per share price and financials as of LTM ended September 30, 2005

34

Valuation Analysis of Barefoot

Comparable Public Company Analysis (1)(2)

Barefoot’s trading well above in terms of Net Income and EBIT and below our revenue and EBITDA reflecting Barefoot’s relatively low margins and higher CAPEX requirements

(1)	Based on closing stock price as of January 25, 2006

(2)	Based on traded values as a multiple of LTM ended September 30, 2005

(3)	Outliers have been excluded from the mean

(4)	Based on a share price of $2.40 and LTM ended September 30, 2005

35

Analysis of Selected Publicly Traded Comparable Companies

SUMMARY STATISTICS:

(Dollars in Millions)

	LTM Revenue	5-Year Compounded Annual Growth Rates:			Profitability: LTM Margins:				Capital Expenditures/ Revenue(2)	Debt/ Total Cap.	Debt/ Market Cap.
		Revenue	EBIT	Net Income	Gross	EBITDA	EBIT	Net
Avalon Holdings Corporation	$34	-18.0%	NM	NM	16.7%	2.9%	0.0%	1.3%	2.7%	0.0%	0.0%
Industrial Services Of America, Inc.	$130	12.5%	32.4%	43.1%	6.2%	3.1%	1.8%	1.1%	1.6%	0.0%	0.0%
PDG Environmental, Inc.	$65	16.2%	29.8%	34.5%	16.9%	6.7%	5.6%	3.7%	1.7%	9.3%	4.9%
Perma-Fix Environmental Service, Inc.	$93	12.4%	19.5%	NM	28.3%	10.7%	5.6%	2.0%	2.3%	26.4%	18.5%
	Mean(1)	3.2%	11.5%	13.0%	17.0%	5.8%	3.3%	2.0%	3.3%	14.1%	13.9%
	Median	12.4%	24.6%	34.5%	16.8%	4.9%	3.7%	1.6%	2.3%	9.3%	4.9%
	Maximum	16.2%	32.4%	43.1%	28.3%	10.7%	5.6%	3.7%	7.9%	34.8%	46.3%
	Minimum	-18.0%	-35.6%	-38.5%	6.2%	2.9%	0.0%	0.6%	1.6%	0.0%	0.0%
Project Barefoot	$96	-7.1%	-35.6%	-38.5%	19.6%	9.7%	1.7%	0.6%	7.9%	34.8%	46.3%

Note: LTM equals Latest Twelve Months.

(1)	Outliers have been excluded from all mean multiples.

(2)	LTM capital expenditures divided by LTM revenue.

Barefoot spends roughly 8% of its revenue on CAPEX vs. 3% of comparable companies

36

Relevant Comparable M&A Transactions

				Purchase Price as a Multiple of:				Transaction Value as a Multiple of:
Date Completed	Target Name/ Acquirer Name	Purchase Price	Transaction Value (1)	LTM Net Income		Book Value (2)		LTM EBIT		LTM EBITDA		LTM Sales		EBIT Margin	Target Business Description
Pending	PHS Group PLC/ Charterhouse Capital Partners LLP	1,058.0	1,295.1	15.8	x	2.1	x	12.3	x	10.2	x	3.6	x	29.1%	Maintains restrooms and provides other office management services
Pending	Correctional Services Corp/ Geo Group, Inc.	61.0	184.5	33.0	x	1.3	x	26.7	x	12.9	x	1.4	x	5.2%	Provides management and operation of secure and non-secure detention and correction facilities
Pending	International Service Systems A/S/ PurusCo A/S	3,967.3	7,311.8	16.9	x	NM		33.8	x	13.8	x	1.0	x	3.0%	Provides building maintenance services
9/5/05	Ramel SA/ Grupo Entrecanales SA	115.0	NA	NA		NA		NA		NA		NA		NA	Provides building maintenance services
4/28/05	Morrow Holdings Ltd./ ROK Property Solutions PLC	21.5	NA	NA		NA		NA		NA		NA		NA	Holding company with interests in planned maintenance services for properties
12/22/04	Colin Service Systems, Inc./ ABM Industries, Inc.	18.8	NA	NA		NA		NA		NA		NA		NA	Provides management and maintenance services
7/30/04	Tenaga Nasional Bhd. (JanaUrus PDP Sdn Bhd)/ Sime Darby Bhd.	NA	NA	NA		NA		NA		NA		NA		NA	Provides operational and maintenance services for power plants
10/31/03	Serco Group PLC (Serco Sverige AB)/ CapMan Oyj	NA	NA	NA		NA		NA		NA		NA		NA	Provides facilities management, operation and maintenance, systems engineering and project management support services
10/28/03	Chesterton International PLC (Workplace Management Business of Chesterton International)/ Johnson Service Group PLC	34.0	NA	NA		NA		NA		NA		NA		1.9%	Provides facilities management services
7/2/03	Group 4 Falck A/S (Premier Custodial Group Ltd)/ Serco Group PLC	80.0	378.5	7.1	x	NM		47.4	x	35.1	x	2.5	x	5.3%	Provides correctional and detention facility management services
3/28/03	Brambles Industries Ltd (Repair & Maintenance Division of Serviceteam Holdings Ltd.)/ AWG PLC	16.2	NA	NA		NA		NA		NA		NA		NA	Provides building maintenance and repair services
11/18/02	Siemens AG (Siemens Facility Management & Services SpA)/ Aem Spa	15.9	NA	NA		NA		NA		NA		NA		NA	Provides building management services
7/12/02	Lakeside Building Maintenance Inc/ ABM Industries, Inc.	50.8	NA	19.2	x	NA		NA		NA		NA		NA	Provides janitorial contract services
5/30/02	Howells Group/ JV Group	NA	NA	NA		NA		NA		NA		NA		NA	Provides facilities management and business outsourcing services
5/9/02	Wackenhut Corp./ Group 4 Falck A/S	496.3	425.7	134.1	x	2.9	x	10.9	x	6.6	x	0.2	x	1.4%	Provides correctional and detention facility design, development, and management services
			Mean (3)	18.4	x x	2.1	x x	26.2	x x	10.9	x x	1.7	x x	3.3%
			Median	18.1	x x	2.1	x x	26.7	x x	12.9	x x	1.4	x x	5.2%
			Maximum	134.1	x x	2.9	x x	47.4	x x	35.1	x x	3.6	x x	29.1%
			Minimum	7.1	x x	1.3	x x	10.9	x x	6.6	x x	0.2	x x	1.4%

Comparable M&A transaction multiples yield a EBIT mean multiple of 26.2x

37

Comparable Transactions – Newalta acquirers PSC

Following a review of relevant M&A transactions involving similar businesses…

… Newalta’s acquisition of PSC serves as the most recent comparable transaction

•	A review of comparable public transactions yielded no quantifiable results with exception of the following:

•	On December 8, 2005, Calgary-based Newalta, which develops technologies to recover valuable products from waste, announced plans to expand into Ontario after signing a share purchase agreement to acquire PSC Industrial Services Canada Inc. from Philip Services Corp.

•	Headquartered in Hamilton, PSC Industrial Canada provides waste management and other environmental services to markets primarily in Ontario

•	The total transaction value was disclosed at $118m CAD ($101m USD), before deal expenses. The form of consideration was an all-cash deal

•	At the time of the announcement, PSC was generating approximately $68.1m USD in revenue, $17.0 m USD in EBITDA (~25% EBITDA margins), and $12.8m USD in EBIT (~19% EBIT margins) for the last trailing twelve months; accordingly the transaction multiples would yield as follows:

•	Current LTM Revenue: 1.50x

•	Current LTM EBIT: 7.9x

Valuation Parameter	Transaction Multiples	Barefoot LTM September/2005	Implied Enterprise Valuation	Implied Per Share Valuation
EBIT	7.9x	$1.7	$13.4	Nil

38

Comparable Transactions – Kenny Industrial Services

•	Kenny Industrial Services LLC provides industrial cleaning and coating solutions to oilrigs, steel mills, refineries, theme parks, and power generation facilities. The company’s services include chemical cleaning, waste separation and minimization, fireproofing, insulation, identification and tagging, and concrete restoration

•	On June 28, 2000, Kenny Industrial Services, entered into a definitive merger agreement under which Kenny will acquire all of the outstanding shares of Canisco Resources, Inc. for $2.75 million, on fully diluted basis, for a total enterprise value of $20.2 million

•	Canisco Resources, Inc. provides a range of maintenance services on an as- needed basis primarily to the power generation, petro-chemical and pulp and paper industries. The Company’s services consist of specialty cleaning, decontamination, janitorial services, technical support, surface preparation and painting and specialty coatings and linings application

•	Based on the implied multiples, we generated an approximate price per share based on Barefoot’s LTM results:

	EBIT	EBITDA	Revenue	Mean
Transaction Multiple	17.4x	6.4x	0.3x
Barefoot LTM 9/30/05	$1.7	$9.4	$95.8
Enterprise Value	$29.3	$60.2	$27.0	$38.8
Less: Net Debt	(16.6)	(16.6)	(16.6)	(16.6)
Total Equity Value	$12.7	$43.6	$10.4	$22.2

Price Per Share	$1.14	$3.92	$0.93	$2.00

39

Valuation Analysis of Barefoot

Discounted Cash Flow Analysis (1)

(Dollars in Millions, Except Per Share Date)

The DCF model has been prepared using management’s draft pro forma projections, which includes a substantial improvement in the effectiveness of CAPEX, generating higher levels of Free Operating Cash Flow

	Projected
FYE June 30,	2006	2007	2008	2009	2010
Revenue	$102.1	$105.8	$109.8	$114.2	$118.9
% Growth	9%	4%	4%	4%	4%
Earnings Before Interest & Taxes	3.7	4.3	4.5	4.7	5.0
EBIT Margin %	4%	4%	4%	4%	4%
Pro Forma Income Taxes (1)	1.4	1.7	1.7	1.8	1.9

Pro-Forma Operating Income	$2.3	$2.7	$2.8	$2.9	$3.1
+Depreciation	7.9	7.9	7.9	7.9	7.9
-Capital Expenditures	(8.2)	(5.4)	(5.5)	(5.7)	(5.9)
-(Increase)/Decrease in Working Capital	(0.8)	(0.3)	(0.3)	(0.3)	(0.4)
-(Incr.)/Decr. in Other Assets/Liabilities, net	(0.2)	(0.1)	(0.1)	(0.1)	(0.1)

Total (Uses)/Sources of Funds	(1.3)	2.1	1.9	1.7	1.5
Free Operating Cash Flow	$1.0	$4.7	$4.7	$4.6	$4.6

(1)	Assumes a blended tax rate of 38.3%

40

Valuation Analysis of Barefoot

Discounted Cash Flow Analysis

(Dollars in Millions, Except Per Share Date)

We have modelled our DCF analysis using a range of discount rates of 13.0% to 19.0%. The WACC for the comparable companies is 16.2% however given Barefoot’s operating profile, the discount should be viewed a rate above that amount

Net Present Value

Free Operating Cash Flow

Discount Rate Range	Present Value
13.0%	$13.2
15.0%	12.5
17.0%	11.8
19.0%	11.2

Discounted Terminal Value in FY 2010:

Discount Rate Range	EBIT Terminal Multiple
	10.0x	11.0x	12.0x
13.0%	$27.3	$30.1	$32.8
15.0%	25.0	27.5	30.0
17.0%	23.0	25.3	27.6
19.0%	21.1	23.2	25.3

Net Present Value

Free Operating Cash Flow

Discount Rate Range	Present Value
13.0%	$13.2
15.0%	12.5
17.0%	11.8
19.0%	11.2

Discounted Terminal Value in FY 2010:

Discount Rate Range	EBITDA Terminal Multiple
	4.0x	5.0x	6.0x
13.0%	$28.0	$35.0	$42.0
15.0%	25.6	32.0	38.4
17.0%	23.5	29.4	35.3
19.0%	21.6	27.0	32.4

41

Valuation Analysis of Barefoot

Discounted Cash Flow Analysis

(Dollars in Millions)

Our analysis of our comparable set of public companies yield an WACC of 16.2%...

…which supports our discount range of 13.0% to 19.0%

The EBIT Terminal Value range represents the middle of the mean trading range of the Comparable Companies

•	Discounting Barefoot’s free operating cash flows for FYs 2006 through 2010, then adding the discounted terminal value of the Company using a range of EBIT multiples applied to projected EBIT for FYE 2010, yields the following range of implied enterprise values:

Range of Discounted Enterprise Values

Discount Rate Range	EBIT Terminal Multiple
	10.0x	11.0x	12.0x
13.0%	$40.5	$43.3	$46.0
15.0%	37.5	40.0	42.5
17.0%	34.8	37.1	39.4
19.0%	32.3	34.4	36.5

Equity Values Per Share(1)

Discount Rate Range	EBIT Terminal Multiple
	10.0x	11.0x	12.0x
13.0%	$2.06	$2.30	$2.53
15.0%	1.80	2.02	2.23
17.0%	1.57	1.77	1.96
19.0%	1.36	1.54	1.72

Range of Discounted Enterprise Values

Discount Rate Range	EBITDA Terminal Multiple
	4.0x	5.0x	6.0x
13.0%	$41.2	$48.2	$55.2
15.0%	38.1	44.5	50.9
17.0%	35.4	41.2	47.1
19.0%	32.8	38.2	43.6

Equity Values Per Share(1)

Discount Rate Range	EBITDA Terminal Multiple
	4.0x	5.0x	6.0x
13.0%	$2.12	$2.72	$3.32
15.0%	1.86	2.41	2.96
17.0%	1.62	2.12	2.63
19.0%	1.40	1.86	2.33

Given the factors affecting Barefoot’s value, a 19% discount rate would be appropriate

(1)	Assumes $16.6 million net debt and 11.6 million fully diluted shares outstanding

42

Valuation Analysis of Barefoot

Analysis of Weighted Average Cost of Capital (“WACC”)

CAPITAL STRUCTURE ANALYSIS:

Comparable Companies:	Unlevered Beta (1)	Levered Beta (2)	Shares Outstanding	Stock Price @ 1/25/2006	Market Value	Short- Term Debt	Long- Term Debt	Total Debt	Debt to Total Mkt. Cap.	Equity to Total Mkt. Cap.
AWX	0.74	0.75	4,000	4.50	18,000	0	200	200	1.1%	98.9%
IDSA	1.24	1.25	4,000	3.91	15,640	0	300	300	1.9%	98.1%
PDGE	1.58	1.63	15,000	2.05	30,750	0	1,700	1,700	5.2%	94.8%
PESI	1.09	1.23	45,000	1.75	78,750	2,800	13,900	16,700	17.5%	82.5%
Mean	1.16	1.22	17,000	$3.05	$35,785	$700	$4,025	$4,725	6.4%	93.6%
Median	1.16	1.24	9,500	2.98	24,375	0	1,000	1,000	3.6%	96.4%

BETA ANALYSIS:

Comparable Companies:	Unlevered Beta (1)
AWX	0.74
IDSA	1.24
PDGE	1.58
PESI	1.09
Mean Unlevered Beta	1.16
Median Unlevered Beta	1.16
Market Weighted Unlevered Beta	1.17
Mean Debt/Total Market Capitalization	6.4%
Mean Equity/Total Market Capitalization	93.6%
Assumed Mkt. Weighted Levered Beta (3)	1.22

MARKET WEIGHTED UNLEVERED BETA TABLE:

	Market Cap.	Weight	Unlevered Beta	Portion
	$18,000	12.58%	0.74	0.094
	$15,640	10.93%	1.24	0.135
	$30,750	21.48%	1.58	0.339
	$78,750	55.02%	1.09	0.598

Total	$143,140	100.00%	4.64	1.166

CAPITAL STRUCTURE ASSUMPTIONS:

Mean Debt	$4,725
Cost of Debt	8.39%
Mean Stock Price	$3.05
Mean Shares Outstanding	17000
Mean Market Value	$35,785
Mean Total Market Capitalization	100.0%
Mean Debt/Total Market Capitalization	6.4%
Mean Equity/Total Market Capitalization	93.6%
Marginal Tax Rate	38.3%

COST OF CAPITAL ANALYSIS:

Risl-Free Rate (4)	4.64%
Market Premium
Risk Premium (5)	6.00%
Size Premium (6)	5.00%
Company Specific Risk Premium	0.00%

Total Market Premium	11.00%

Market Weighted Beta	1.22

Cost of Equity	16.9%
Weighted Average Cost of Capital (WACC)	16.2%

Unlevered Betas	Relevered Betas	Cost of Equity	WACC
0.30	0.3127	8.1%	7.9%
0.40	0.4170	9.2%	9.0%
0.50	0.5212	10.4%	10.0%
0.60	0.6254	11.5%	11.1%
0.70	0.7297	12.7%	12.2%
0.80	0.8339	13.8%	13.3%
0.90	0.9382	15.0%	14.3%
1.00	1.0424	16.1%	15.4%

(1)	Unlevered Beta=Beta Twin/(1+(1-Tax Rate)*(Total Market Value of Debt/Market Value of Equity)

(2)	Source: Bloomberg- Adjusted Beta

(3)	Levered Beta=B(U)*(1+(1-t)*(D/E))

(4)	30 year T-Bond

(5)	Based on the following risk factors: founders inability to be involved, industry concentration, customer concentration, project vs. contract revenue, competitive forces

(6)	Ibbotson (market capitalization < $100.0 million)

43

Valuation Analysis of Barefoot

LBO Valuation Analysis – Assumes $42.6 m Transaction Value

(Dollars in Millions)

The Leveraged Buyout Analysis suggests a total equity purchase of $43.6m, or a per share price of $2.40

Share Repurchase

• Market Price as of 1/31	$1.86
• Purchase Price per Share	$2.40
• Premium to Market	29.0%

Financing Assumptions

• Senior Debt Multiple of EBITDA	2.75x

(1)	Assumes 287,000 options exercisable at a weighted average price of $1.86 on June 30, 2005, 10-Q

Transaction Sources and Uses Summary:

Transaction Financing Uses:	$	% of Total
Cost to Purchase Outstanding Shares	$25.7	58.6%
Net Cost of Option Shares Purchased(1)	$0.3	0.8%
Debt to be Refinanced	16.6	37.7%
Total Transaction Fees and Expenses	1.3	2.9%

Total Transaction Financing Uses:	$43.9	100.0%

Transaction Financing Sources:	$	% of Total	Interest Rate
Working Capital Revolver	$8.3	19.0%	7.9%
Senior Bank Term Debt	21.1	48.0%	8.4%
Subordinated Debt	0.0	0.0%	12.0%
Common Equity	14.5	33.0%

Total Transaction Financing Sources:	$43.9	100.0%

Return Analysis Summary:

Assumed EBIT Terminal Multiple	Sub. Debt	Common Equity
10.0x	NA	26.7%
11.0x	NA	29.8%
12.0x	NA	32.6%

44

Summary of Valuation Data Points

	Comparable Company	Comparable M&A	LBO	DCF
Enterprise Value per Share	$36.0 million	$38.8 million	$42.6 million	$32.8 - $43.6 million

Equity per Share	$1.74	$2.00	$2.40	$1.40 to $ 2.33

Comments:	No metric provides a clear point of reference, however an average of all enterprise values generates an appropriate proxy	Not enough relevant data; too few transactions to serve as an appropriate proxy	Acceptable equity returns of 29.8% and a strong share price due to the absence of future public company expenses	Given the factors affecting Barefoot’s value, a 19% discount rate is appropriate

Premium Analysis

Offer Price:	$2.40
Current Price (1/25/06):	$1.86
3 year High (9/08/05):	$2.87
3 Year Low (5/03/05):	$1.58
200 Day moving average:	$2.00
50 Day moving average:	$2.00
Current Price (1/31/06):	29.0%
3 year High (9/08/05):	(16.1)%
3 Year Low (5/03/05):	51.9%
200 Day moving average:	20.0%
50 Day moving average:	20.0%

45

Premiums Paid in Recently Announced Public Transactions

Our analysis supports, a $2.40 price per share which generates an implied premium of 29.0% over Barefoot’s current market share price of $1.86…

Premiums Paid in Recent Announced Public Transactions

	Transaction Value(1)	Number of Transactions(2)	Average Premium Over Stock Price Prior to Announcement(3)
			1 Day	1 Week	1 Month
All Transactions	Mean	326	25.5%	28.3%	31.8%
	Median		25.0	25.8	30.0
100% Stock Transactions	Mean	41	27.6%	27.0%	30.3%
	Median		26.1	23.6	26.5
100% Cash Transactions	Mean		25.1%	27.7%	30.9%
	Median		23.8	25.3	28.5
Stock/Cash Transactions	Mean	84	26.7%	26.8%	32.1%
	Median		28.6	26.8	34.5

(1)	Transaction value represents the total equity value of the transaction.

(2)	Includes all announced U.S. public targets from 01/01/05-12/19/05.

(3)	Outliers have been excluded from all mean calculations.

46

Timing of First Step Long Form Merger

47

A Selected Publicly- Traded Comparable Companies

48

Analysis of Selected Publicly Traded Comparable Companies

SUMMARY STATISTICS:

(Amounts in Millions, except per share data)

	Stock Price @ 1/25/2006	Shares Outstanding	Market Value	Adjusted Market Capitalization (1)	5-YR Proj. EPS Growth Rate(2)	Price as a Multiple of:								PEG Ratios(4)				Adjusted Market Capitalization as a Multiple of:
						LTM EPS		2005E EPS(2)		2006E EPS(2)		Tangible Book Value(3)		2005E		2006E		LTM EBIT		LTM EBITDA		LTM Revenue
Avalon Holdings Corporation	$4.46	4	$17	$10	NA	38.9	x	NA	x	NA	x	0.5	x	NA	x	NA	x	NM	x	10.2	x	0.30	x
Industrial Services Of America, Inc.	$3.95	4	$14	$13	NA	10.1	x	NA	x	NA	x	2.0	x	NA	x	NA	x	5.5	x	3.2	x	0.10	x
PDG Environmental, Inc.	$2.06	15	$31	$35	NA	10.8	x	NA	x	NA	x	2.2	x	NA	x	NA	x	9.6	x	8.0	x	0.54	x
Perma-Fix Environmental Service, Inc.	$1.64	45	$73	$90	NA	50.8	x	NA	x	NA	x	2.2	x	NA	x	NA	x	17.2	x	9.1	x	0.97	x
				Mean(5)	NA	29.0	x	NA	x	NA	x	1.5	x	NA	x	NA	x	13.7	x	6.9	x	0.46	x
				Median	NA	34.2	x	NA	x	NA	x	2.0	x	NA	x	NA	x	13.4	x	8.0	x	0.39	x
				Maximum	0.0%	50.8	x	0.0	x	0.0	x	2.2	x	0.0	x	0.0	x	22.6	x	10.2	x	0.97	x
				Minimum	0.0%	10.1	x	0.0	x	0.0	x	0.5	x	0.0	x	0.0	x	5.5	x	3.2	x	0.10	x
Project Barefoot	$1.95	11	$21	$37	NA	34.2	x	NA	x	NA	x	0.8	x	NA	x	NA	x	22.6	x	4.0	x	0.39	x

Note: LTM equals Latest Twelve Months.

(1)	Market value of common stock plus all debt and preferred stock, less cash.

(2)	Based on calendarized Zack’s estimates as of 01/20/06.

(3)	Common stockholders’ equity less intangibles.

(4)	P/E ratio divided by 5-year projected EPS growth rate.

(5)	Outliers have been excluded from all mean multiples.

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Analysis of Selected Publicly Traded Comparable Companies

SUMMARY STATISTICS:

(Dollars in Millions)

	LTM Revenue	5-Year Compounded Annual Growth Rates:			Profitability: LTM Margins:				Capital Expenditures/ Revenue(2)	Debt/ Total Cap.	Debt/ Market Cap.
		Revenue	EBIT	Net Income	Gross	EBITDA	EBIT	Net
Avalon Holdings Corporation	$34	-18.0%	NM	NM	16.7%	2.9%	0.0%	1.3%	2.7%	0.0%	0.0%
Industrial Services Of America, Inc.	$130	12.5%	32.4%	43.1%	6.2%	3.1%	1.8%	1.1%	1.6%	0.0%	0.0%
PDG Environmental, Inc.	$65	16.2%	29.8%	34.5%	16.9%	6.7%	5.6%	3.7%	1.7%	9.3%	4.9%
Perma-Fix Environmental Service, Inc.	$93	12.4%	19.5%	NM	28.3%	10.7%	5.6%	2.0%	2.3%	26.4%	18.5%
	Mean(1)	3.2%	11.5%	13.0%	17.0%	5.8%	3.3%	2.0%	3.3%	14.1%	13.9%
	Median	12.4%	24.6%	34.5%	16.8%	4.9%	3.7%	1.6%	2.3%	9.3%	4.9%
	Maximum	16.2%	32.4%	43.1%	28.3%	10.7%	5.6%	3.7%	7.9%	34.8%	46.3%
	Minimum	-18.0%	-35.6%	-38.5%	6.2%	2.9%	0.0%	0.6%	1.6%	0.0%	0.0%
Project Barefoot	$96	-7.1%	-35.6%	-38.5%	19.6%	9.7%	1.7%	0.6%	7.9%	34.8%	46.3%

Note: LTM equals Latest Twelve Months.

(1)	Outliers have been excluded from all mean multiples.

(2)	LTM capital expenditures divided by LTM revenue.

50

Analysis of Selected Publicly Traded Comparable Companies

Accounts Receivable Days

PDG Environmental, Inc.	129.0
Perma-Fix Environmental Service, Inc	112.5
Avalon Holdings Corporation	62.4
Project Barefoot	61.1
Industrial Services Of America, Inc.	29.5

Mean	78.9

Accounts Payable Days

Avalon Holdings Corporation	45.1
Industrial Services Of America, Inc.	43.6
PDG Environmental, Inc.	32.2
Perma-Fix Environmental Service, Inc	31.0
Project Barefoot	21.5

Mean	34.7

Inventory Days

Project Barefoot	8.4
Industrial Services Of America, Inc.	6.1
PDG Environmental, Inc.	4.9
Perma-Fix Environmental Service, Inc	4.8
Avalon Holdings Corporation	0.0

Mean	4.8

Current Ratio

Avalon Holdings Corporation	2.7
PDG Environmental, Inc.	2.4
Project Barefoot	1.6
Perma-Fix Environmental Service, Inc	1.2
Industrial Services Of America, Inc.	0.9

Mean	1.8

Gross Margin

Perma-Fix Environmental Service, Inc	28.3%
Project Barefoot	19.6%
PDG Environmental, Inc.	16.9%
Avalon Holdings Corporation	16.7%
Industrial Services Of America, Inc.	6.2%

Mean	17.5%

EBIT Margin

Perma-Fix Environmental Service, Inc	5.6%
PDG Environmental, Inc.	5.6%
Industrial Services Of America, Inc.	1.8%
Project Barefoot	1.7%
Avalon Holdings Corporation	0.0%

Mean	2.9%

EBITDA Margin

Perma-Fix Environmental Service, Inc	10.7%
Project Barefoot	9.7%
PDG Environmental, Inc.	6.7%
Industrial Services Of America, Inc.	3.1%
Avalon Holdings Corporation	2.9%

Mean	6.6%

5-Year CAGR-Revenue

PDG Environmental, Inc.	16.2%
Industrial Services Of America, Inc.	12.5%
Perma-Fix Environmental Service, Inc	12.4%
Project Barefoot	-7.1%
Avalon Holdings Corporation	-18.0%

Mean	3.2%

5-Year CAGR-EBIT

Avalon Holdings Corporation	NM
Industrial Services Of America, Inc.	32.4%
PDG Environmental, Inc.	29.8%
Perma-Fix Environmental Service, Inc	19.5%
Project Barefoot	-35.6%

Mean	11.5%

5-Year CAGR-Net Income

Avalon Holdings Corporation	NM
Perma-Fix Environmental Service, Inc	NM
Industrial Services Of America, Inc.	43.1%
PDG Environmental, Inc.	34.5%
Project Barefoot	-38.5%

Mean	13.0%

51

Analysis of Selected Publicly Traded Comparable Companies

Adjusted Market Cap./EBIT

Avalon Holdings Corporation	NM
Project Barefoot	22.6
Perma-Fix Environmental Service, Inc.	17.2
PDG Environmental, Inc.	9.6
Industrial Services Of America, Inc.	5.5

Mean	13.7	x

Adjusted Market Cap./EBITDA

Avalon Holdings Corporation	10.2
Perma-Fix Environmental Service, Inc.	9.1
PDG Environmental, Inc.	8.0
Project Barefoot	4.0
Industrial Services Of America, Inc.	3.2

Mean	6.9	x

Price/Book Value

Perma-Fix Environmental Service, Inc.	2.2
PDG Environmental, Inc.	2.2
Industrial Services Of America, Inc.	2.0
Project Barefoot	0.8
Avalon Holdings Corporation	0.5

Mean	1.5	x

Price/LTM EPS

Perma-Fix Environmental Service, Inc.	50.8
Avalon Holdings Corporation	38.9
Project Barefoot	34.2
PDG Environmental, Inc.	10.8
Industrial Services Of America, Inc.	10.1

Mean	29.0	x

Price/2005E EPS

Avalon Holdings Corporation	NA
Industrial Services Of America, Inc.	NA
PDG Environmental, Inc.	NA
Perma-Fix Environmental Service, Inc.	NA
Project Barefoot	NA

Mean	NA	x

Price/2006E EPS

Avalon Holdings Corporation	NA
Industrial Services Of America, Inc.	NA
PDG Environmental, Inc.	NA
Perma-Fix Environmental Service, Inc.	NA
Project Barefoot	NA

Mean	NA	x

Debt/Total Capitalization

Project Barefoot	34.8%
Perma-Fix Environmental Service, Inc.	26.4%
PDG Environmental, Inc.	9.3%
Avalon Holdings Corporation	0.0%
Industrial Services Of America, Inc.	0.0%

Mean	14.1%

Debt/Adj. Market Capitalization

Project Barefoot	46.3%
Perma-Fix Environmental Service, Inc.	18.5%
PDG Environmental, Inc.	4.9%
Avalon Holdings Corporation	0.0%
Industrial Services Of America, Inc.	0.0%

Mean	13.9%

Return on Average Equity

Industrial Services Of America, Inc.	39.3%
PDG Environmental, Inc.	30.2%
Project Barefoot	1.5%
Avalon Holdings Corporation	-2.2%
Perma-Fix Environmental Service, Inc.	-7.2%

Mean	12.3%

Current Yield

Avalon Holdings Corporation	0.0%
Industrial Services Of America, Inc.	0.0%
PDG Environmental, Inc.	0.0%
Perma-Fix Environmental Service, Inc.	0.0%
Project Barefoot	0.0%

Mean	0.0%

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Descriptions of Comparable Public Companies

Barefoot Relevant Comparables

Avalon Holdings Corporation is engaged in waste management services, and golf and related operations. The waste management services segment includes waste disposal brokerage and management services and captive landfill management operations. The captive landfill management operations had been included in the technical environmental services segment. Waste management services are provided to industrial, commercial, municipal and governmental customers primarily in selected northeastern and midwestern United States markets. Avalon’s waste management services segment provides hazardous and non-hazardous waste brokerage and management services and captive landfill management services. Avalon’s golf course and related operations segment operates two 18-hole golf courses and related facilities.

Key Financials For the Fiscal Period Ending	Dec-31-2000	Dec-31-2001	Dec-31-2002	Dec-31-2003	Dec-31-2004	LTM Sep-30-2005
Total Revenue	$80.32	$56.75	$23.93	$24.73	$30.00	$33.74
EBITDA	0.994	(0.577)	(1.777)	(1.395)	(0.328)	0.978
EBIT	(1.926)	(2.798)	(2.536)	(2.189)	(1.215)	(0.002)
Capex	(7.631)	(1.375)	(2.488)	(0.607)	(5.154)	(0.921)

Industrial Services of America, Inc. is a logistic-management services company that offers package waste and recycling-management services to commercial, industrial and logistic customers nationwide, as well as provides recycling and scrap processing (ferrous and non-ferrous), and waste handling equipment sales, rental and service. It is based in Louisville, Kentucky. The Company’s operations include three primary segments: ISA Recycling, Computerized Waste Systems (CWS), and Waste and Recycling Equipment Sales and Services Operations (WESSCO). ISA Recycling provides products and services to meet the needs of its customers related to ferrous, non-ferrous and fiber recycling at two locations in the midwestern United States. CWS provides waste disposal services, including contract negotiations with service providers, centralized billing, invoice auditing and centralized dispatching. WESSCO sells, leases and services waste handling and recycling equipment.

Key Financials For the Fiscal Period Ending	Dec-31-2000	Dec-31-2001	Dec-31-2002	Dec-31-2003	Dec-31-2004	LTM Sep-30-2005
Total Revenue	89.2	93.8	101.3	118.5	139.6	130.2
EBITDA	2.3	1.4	1.8	3.1	4.9	4.0
EBIT	0.9	(0.3)	0.1	1.3	3.4	2.3
Capex	(1.4)	(2.0)	(1.6)	(2.7)	(1.8)	(2.1)

53

Descriptions of Comparable Public Companies (continued)

Barefoot Relevant Comparables

PDG Environmental, Inc. is a holding company that, through its wholly owned operating subsidiaries, provides environmental and specialty-contracting services, including asbestos and lead abatement, insulation, microbial remediation, disaster response, loss mitigation and reconstruction, demolition and related services throughout the United States. PDG Environmental has three operating subsidiaries: Project Development Group, Inc, PDG, Inc. and Enviro-Tech Abatement Services Co. The Company’s operating subsidiaries provide services on a project contract basis. The length of the contracts is typically less than one year; however larger projects may require two or more years to complete.

Key Financials For the Fiscal Period Ending	Jan-31-2001	Jan-31-2002	Jan-31-2003	Jan-31-2004	Jan-31-2005	LTM Oct-31-2005
Total Revenue	34.6	42.6	40.6	36.0	60.4	71.9
EBITDA	1.6	—	1.5	2.0	3.5	5.0
EBIT	0.4	(1.2)	0.4	1.0	2.8	4.1
Capex	(0.6)	(0.8)	(0.3)	(0.5)	(0.9)	(1.2)

Perma-Fix Environmental Services, Inc. is an environmental and technology company engaged in the treatment of nuclear waste, mixed waste and industrial waste. The Company operates in three business segments: Industrial Waste Management Services (Industrial), Nuclear Waste Management Services (Nuclear) and Consulting Engineering Services (Engineering). The industrial segment offers off-site waste storage, treatment, processing and disposal services of hazardous and non-hazardous waste (solids and liquids). The nuclear segment encompasses the treatment, storage, processing and disposal of mixed waste. The engineering segment provides environmental engineering and regulatory compliance consulting services.

Key Financials For the Fiscal Period Ending	Dec-31-2000	Dec-31-2001	Dec-31-2002	Dec-31-2003	Dec-31-2004	LTM Sep-30-2005
Total Revenue	59.1	74.5	77.8	79.2	83.4	93.1
EBITDA	5.5	10.0	10.0	11.8	9.8	9.9
EBIT	1.8	5.4	6.3	7.6	5.1	5.2
Capex	(3.2)	(4.1)	(4.5)	(2.1)	(2.7)	(2.1)

54